UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Universal Infotainment Systems Corporation
(Name of small business issuer in our charter)

Nevada	3670	80 018 7018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

East West Corporate Center 1771 Diehl Road, Suite 330 Naperville, Illinois 60563	60563

Registrant’s telephone number: 630-390-7674

National Registered Agents, Inc. of NV
1000 East Williams Street., Suite 204
Carson City Nevada 89701
1-800-520-6724
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐                     Accelerated Filer ☐

Non-accelerated filer ☐                      Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	1,392,246	$0.85	$1,183,409.10	$46.51

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00003930 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

UNIVERSAL INFOTAINMENT SYSTEMS CORPORATION
1,392,246 Shares of Common Stock

Selling shareholders are offering up to 1,392,246 shares of common stock. The selling shareholders will offer their shares at $0.85 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2008.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	4
Risk Factors	7
Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.	7
There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.	7
Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.	7
Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.	7
Because we will need additional capital to implement our business plan and may not be able to obtain sufficient capital, we may be forced to limit the scope of our operations, and our revenues may be reduced.	8
Our success depends upon our ability to develop new navigation/communication solutions and enhance our existing navigation/communication solutions. If we cannot deliver the features and functionality that customers demand, we will be unable to retain or attract new customers.	8
A disruption of our services or of our software applications due to accidental or intentional security breaches may harm our reputation, cause a loss of revenues and increase corporate expenses.	9
System or network failures could reduce corporate sales, increase costs or result in liability claims.	9
Our success depends on our ability to maintain and expand our sales channels.	9
Defects or errors in our navigation/communication solutions could result in the cancellation of or delays in the implementation of our navigation/communication solutions, which would damage our reputation and harm our financial condition.	10
We face competition from existing and potential competitors, and if we fail to compete effectively, our ability to acquire new customers could decrease, our revenues would decline, and our business would suffer.	10
Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our navigation/communication solutions.	11
The production or reporting of inaccurate information could cause the loss of customers and expose us to legal liability.	11
Government regulations and standards could subject us to increased regulation, increase our costs of operations or reduce our opportunities to earn revenue.	11
Because we depend and will depend upon third parties for the supply of the principal product components we use in UNS Infotainment and Navigation Systems Hardware Devices, if these manufactures fail to perform or if we lose our relationships with these suppliers, our revenues could be reduced.	12
The products or components we use in our systems entails an inherent risk of product liability claims which, if they occur, could reduce our revenues or otherwise harm our financial condition.	12
We rely on suppliers to comply with intellectual components, copyright, and processes and trade secrecy laws and regulations and, if such laws and regulations are not sufficiently followed, our business could suffer substantially.	12
Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.	12
If our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.	13
We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.	13
Sales of our common stock under Rule 144 could reduce the price of our stock.	13
Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which is independent, to perform these functions.	14
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	14
DILUTION	15
SELLING SHAREHOLDERS	15
PLAN OF DISTRIBUTION	18
LEGAL PROCEEDINGS	19
EXPERTS	20
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	20
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	23
DESCRIPTION OF BUSINESS	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	38
FINANCIAL STATEMENTS

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Universal Infotainment Systems Corporation was incorporated in Nevada on April 14, 2008. On April 14, 2008, we acquired our UNS system and underlying technology from Universal Global Corporation, an entity wholly-owned by Emanuel G. Pavlopoulos, our Chairman and CEO. Under the assignment agreement, Universal Global Corporation assigned all rights, title and interest in the UNS system to us for further development and commercialization. There was no consideration required to be paid by the Company in exchange for the UNS system.

Our executive office address is:
East West Corporate Center
1771 Diehl Road, Suite 330
Naperville, Illinois 60563

Our telephone number is 630-390-7674.

Business

We will sell what we call UNS Infotainment Systems for use in passenger, commercial and government agency vehicles. These systems combine our proprietary GPS Navigation and Display Engine, combining aerial and satellite imagery/photographs rather than traditional grid map displays, with communications capabilities for 3G Communications Audio/Video, Internet Browsing, E-mail, Fax, Text messaging and similar functions available today on many cellular telephones. We call this combination of services “Infotainment.”

We will offer three lines of products:

•	UNS Personal Infotainment and Navigation System.
o	This system contains our basic system features for personal use.

•	UNS Fleet Management and Tracking Application which we market under the name “UNS FMTS.”
o
This system combines the features found in our personal infotainment system with additional software and hardware allowing real time tracking and video from the commercial vehicle and scheduling data such as whether the vehicle is on schedule.

•	Stealth and covert monitoring systems - TS
o	Two-way communications capabilities linked to a Monitoring and Support Center with trained staff on duty 24 hours a day, seven days a week.
o
This system is available only to law enforcement, homeland security and similar agencies that have the legal right to monitor and track vehicles suspected of being involved in criminal activity. In other respects, it is similar to the FMTS system.

Our web site is located at www.universalglobal.com. Information contained on our website is not part of this Prospectus.

The Offering

As of the date of this prospectus, we had 28,557,246 shares of common stock outstanding.

Selling shareholders are offering up to 1,392,246 shares of common stock shares of common stock. The selling shareholders will offer their shares at $0.85 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders cannot acquire the shares underlying these warrants until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $60,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

The following tables summarize our financial data for the periods presented. The summary statement of operations data for the period from April 14, 2008 (inception) through April 30, 2008, and for the three months ended July 31, 2008 are derived from our audited and unaudited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future periods. You should read this data together with the financial statements and related notes appearing elsewhere in this prospectus.

Statements of Operations Data

		From
		April 14,
	Three Months	2008 (inception)
	Ended	to
	July 31, 2008	April 30,
	(unaudited)	2008

REVENUES	$-	$-

Operating expenses	34,901	510

Loss from operations	(34,901)	(510)

Other income (expense)	(370)	-

Net loss	$(35,271)	$(510)

Basic and diluted net loss per share	$-	$-

Basic and diluted weighted average number of common shares outstanding	27,819,074	-

Balance Sheet Data

July 31,
2008

Current Assets	$141,811
Total Assets	$152,417
Current Liabilities	$(59,953)
Total Liabilities	$(60,693)
Accumulated Deficit	$(35,781)
Total Shareholders’ Equity (Deficit)	$91,724
Working Capital	$81,858

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Risks Related to our Business

Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have no operating history. We have not generated any revenues. Our business plan is speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of operating history and revenues raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

The management team, including James Beattie, our CEO and Emanuel Pavlopoulos, Founder and Director is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ended April 30, 2010. Salberg & Company, P.A. our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended April 30, 2010. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete Management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Because we will need additional capital to implement our business plan and may not be able to obtain sufficient capital, we may be forced to limit the scope of our operations, and our revenues may be reduced.

In connection with implementing our business plans, we will experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including the following:

• our profitability;
• our ability to secure contracts;
• the effectiveness of our remediation processes; and
• the amount of our capital expenditures, including real estate development projects.

We cannot assure you that we will be able to obtain capital in the future to meet our needs. We have no sources of financing identified. If we cannot obtain additional funding, we may be required to:

• limit our ability to implement our business plan;
• limit our marketing efforts; and
• decrease or eliminate capital expenditures.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences, and privileges senior to our Common Stock. Any additional financing may not be available to us, or if available, may not be on terms favorable to us.

Our success depends upon our ability to develop new navigation/communication solutions and enhance our existing navigation/communication solutions. If we cannot deliver the features and functionality that customers demand, we will be unable to retain or attract new customers.

If we are unable to develop new navigation/communication solutions, are unable to enhance and improve our navigation/communication solutions successfully in a timely manner, or fail to position and/or price our navigation/communication solutions to meet market demand, we may not attract new customers, existing customers may not expand their use of our navigation/communication solutions, and our business and operating results will be adversely affected. If enhancements to existing navigation/communication solutions do not deliver the functionality that our customer base demands, our customers may choose not to renew their agreements when they reach the end of their initial contract periods, and our business and operating results will be adversely affected. If we cannot effectively deploy, maintain and enhance our navigation/communication solutions, our revenues may decrease, we may not be able to recover costs, and our competitive position may be harmed.

A disruption of our services or of our software applications due to accidental or intentional security breaches may harm our reputation, cause a loss of revenues and increase corporate expenses.

Unauthorized access, computer viruses, and other accidental or intentional actions which could disrupt information systems or communications networks or could adversely impact the functionality and security of our software products. We expect to continue incur significant costs to protect against the threat of security breaches and to alleviate problems caused by any breaches. This could be subject to claims, litigation or other potential liabilities that could seriously harm our revenues and result in the loss of customers.

System or network failures could reduce corporate sales, increase costs or result in liability claims.

Any disruption to our services, information systems or communications networks or those of third parties could result in the inability of our customers to receive our services for an indeterminate period of time. Our hosted navigation/communication solutions and related operations depend to some extent upon our ability to maintain and protect our computer systems at data centers located in Naperville IL.

Our services may not function properly and we may not be able to adequately support and maintain our software products if our systems fail, if there is an interruption in the supply of power, or if there is an earthquake, fire, flood or other natural disaster, or an act of war or terrorism. In the event of a system or network failure, the process of shifting access to customer data from one data center to the other would be performed manually, and could result in a further disruption of our services and our ability to adequately support and maintain software products. Any disruption to our services could cause the loss of customers or revenue, would involve substantial costs and could distract management from operating the core business.

Our success depends on our ability to maintain and expand our sales channels.

To increase our market awareness, customer base, and revenues, management needs to expand direct and indirect sales operations. There is strong competition for qualified sales personnel, and we may not be able to attract or retain sufficient new sales personnel to expand our operations. New sales personnel require training, and it takes time for them to achieve full productivity, if at all. In addition, we believe that our success is dependent on the expansion of indirect distribution channels, including relationships with wireless carriers, independent sales agents, and resellers. These sales channel alliances require training in selling navigation/communication solutions, and it will take time for these alliances to achieve productivity, if at all. We may not be able to establish relationships with additional distributors on a timely basis, or at all.

Defects or errors in our navigation/communication solutions could result in the cancellation of or delays in the implementation of our navigation/communication solutions, which would damage our reputation and harm our financial condition.

We must develop and market our navigation/communication solutions quickly to keep pace with the rapidly changing navigation/communication solutions market. Navigation/communication solutions that address this market are likely to contain undetected errors or defects, especially when first introduced or when new versions are introduced. We may be forced to delay commercial releases of new navigation/communication solutions or updated versions of existing navigation/communication solutions until such errors or defects are corrected, and in some cases, we may need to implement recalls or enhancements to correct errors that were not detected until after deployment of our navigation/communication solutions. Even after testing and release, our navigation/communication solutions may not be free from errors or defects, which could result in the cancellation or disruption of services or dissatisfaction of customers. In some cases, customers may terminate their agreements with us, without penalty, if the solution provided does not meet the specifications agreed upon by the parties.

Such contract terminations or customer dissatisfaction would damage our reputation and result in lost revenues, diverted development resources, and increased support and warranty costs.

We face competition from existing and potential competitors, and if we fail to compete effectively, our ability to acquire new customers could decrease, our revenues would decline, and our business would suffer.

The market for navigation/communication solutions is competitive and is expected to become even more competitive in the future. If we do not compete effectively, competition could harm our business and limit our ability to acquire new customers and grow revenues, which in turn could result in a loss of our market share and decline in revenues. We believe that our navigation/communication solutions face competition from a number of navigation/communication solutions such as those introduced by Nokia/Tom-Tom and others in the industry.

We may also face competition from our current and potential alliances, which may develop their own navigation/communication solutions, develop navigation/communication solutions with captive and other suppliers, or support the marketing of navigation/communication solutions of other competitors.

We also face numerous challenges associated with overcoming the following competitive factors:

•
Size and resources. Many of our current and potential competitors have access to substantially greater financial, marketing, distribution, engineering and manufacturing resources than we do, which may enable them to react more effectively to new market opportunities and customer requirements. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer more attractive terms than we can.

•
Name recognition. Many of our current and potential competitors have greater name recognition and market presence than we do, which may allow them to more effectively market and sell navigation/communication solutions to our current and potential customers.

•
Limits of product and service offerings. Although we offer a broad range of mobile resource management navigation/communication solutions, a customer prospect may require functionality that we do not offer, at present which may enable current and potential competitors to exploit the areas in which we do not develop navigation/communication solutions.

If we fail to compete effectively, our ability to acquire new customers could decrease our revenues would decline, and our business would suffer.

Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our navigation/communication solutions.

Third parties may claim that our current or future navigation/communication solutions infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management’s attention from our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all. Any of these results would increase our expenses and could decrease the functionality of our navigation/communication solutions, which would make our navigation/communication solutions less attractive to our current or potential customers.

The production or reporting of inaccurate information could cause the loss of customers and expose us to legal liability.

The accurate production and reporting of maps and information is critical to our customers’ businesses. If our data suppliers fail to accurately produce and report information to us which maps and information we then process and send to our users, we could lose customers, our reputation and ability to attract new customers could be harmed.

Government regulations and standards could subject us to increased regulation, increase our costs of operations or reduce our opportunities to earn revenue.

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by United States governmental agencies, including the Federal Communications Commission, Department of Defense, Department of Commerce, or the State Department. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to our navigation/communication solutions. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our navigation/communication solutions and increase our cost of doing business.

Wireless communications providers who supply our customers with airtime are subject to regulation by the Federal Communications Commission, and regulations that affect them could also increase our costs or limit our ability to provide navigation/communication solutions.

Because we depend and will depend upon third parties for the supply of the principal product components we use in UNS Infotainment and Navigation Systems Hardware Devices, if these manufactures fail to perform or if we lose our relationships with these suppliers, our revenues could be reduced.

We will rely on various third party suppliers for key products and components we use in our hardware systems. If we lose these suppliers, there can be no assurance that we will not have delays in obtaining such components from new supplier agreements on acceptable terms, if at all, or that current or future component supplier arrangements will be successful. With respect to any products supplied by third parties, there can be no assurance that any third-party supplier will perform acceptably or that failures by third parties will not delay or impair our ability to deliver products on a timely basis, which could reduce our revenues.

The products or components we use in our systems entails an inherent risk of product liability claims which, if they occur, could reduce our revenues or otherwise harm our financial condition.

Our business may be subject to product liability claims in the event that products we use in our business cause, or are alleged to result, in bodily injury, property damage or other damages. We may not have adequate resources in the event of a successful claim against us. In the event that we are held liable for a claim against which we are not insured or for damages, such claim could reduce our cash flow or reduce our assets.

We rely on suppliers to comply with intellectual components, copyright, and processes and trade secrecy laws and regulations and, if such laws and regulations are not sufficiently followed, our business could suffer substantially.

We endeavor to comply with all law and regulation regarding intellectual property law manufacturing process law and regulation, however, in many cases it is our supplier that must comply with such regulations and laws. Although we make efforts to ensure that products sourced from third parties comply with required regulation and law and that the operation of our suppliers do as well, our business could suffer if a supplier was, or suppliers were, found to be non compliant with regulation and law in our, our customers’ or our suppliers’ jurisdictions.

Risks Related to the Market for our Stock

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and 5% or more shareholders are the beneficial owners of approximately 92.32% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

If our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

We anticipate that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 2,192,246 shares of our common stock held by non-affiliates, both employees and non-employees, and 26,359,940 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

1,092,246 of our shares held by non-affiliates/non-employees and 300,000 shares held by non-affiliate employees are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which is independent, to perform these functions.

We do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our operating history
•	our growth potential
•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to be offered by the Selling Stockholders	Percentage owned before Offering	Amount owned after the offering, assuming all shares sold [1]	Percentage owned after the offering, assuming all shares sold [1]	Relationship to us
Gregory A. & Rhonda L. Berg	5,000.005%		0.000	0.000%
Brian A. Berg	5,000.005%		0.000	0.000%
Erica L. Berg	10,000.01%		0.000	0.000%
Daniel J. Ducat	5,000.005%		0.000	0.000%
David J. (Sr) & Sandra L. Ducat	5,000.005%		0.000	0.000%
Faye M. Jawad	5,000.005%		0.000	0.000%
Jinaan Jawad	5,000.005%		0.000	0.000%
John T. Mpitsos	5,000.005%		0.000	0.000%
Andre Mpitsos	15,000.015%		0.000	0.000%
George & Karen Mpitsos	100,000.1%		0.000	0.000%
Nancy J. Vyncke	5,000.005%		0.000	0.000%
Kory Walsh	30,000.03%		0.000	0.000%
Andre Mpitsos	5,000.005%		0.000	0.000%
Raymond J. Siwiciki	5,000.005%		0.000	0.000%
Adrianni Dimitriou	30,500.03%		0.000	0.000%
Virginia Aronis	5,000.005%		0.000	0.000%
Despina Atsidakou	5,500.055%		0.000	0.000%
Maria Bairamoglou	30,000.03%		0.000	0.000%
Dimitris Ioannidis	50,000.50%		0.000	0.000%
Dimitris Ioannidis & Ioannis Ioannidis	30,000.03%		0.000	0.000%
Dimitris Ioannidis & Aggeliki Ioannidou	50,000.05%		0.000	0.000%
Zoi Kapsopoulos	5,000.005%		0.000	0.000%
Alexandra Koutsopetra	5,000.005%		0.000	0.000%
Gerasimos Lantzos	10,000.01%		0.000	0.000%
Michael-Phillip Lantzos	10,000.01%		0.000	0.000%
Maria Mantzakis	10,000.01%		0.000	0.000%
Niki Mantzakis	10,000.01%		0.000	0.000%
Gavriil Bakatsas	10,000.01%		0.000	0.000%
Chariklia Paraskevopoulou	5,000.005%		0.000	0.000%
Thodoros Dimitriou & Aggeliki Stavropoulou	45,500.046		0.000	0.000%
Paraskevi Tsochlas	10,000.01%		0.000	0.000%
Pinelopi Voulgaris	10,000.01%		0.000	0.000%
Vladimir Osteria	5,000.005%		0.000	0.000%
Anastasia Ampartzidou	5,000.005%		0.000	0.000%
Olga Ampartzidou	10,000.01%		0.000	0.000%
Ekaterini Angelis	5,000.005%		0.000	0.000%
Efstathios & Ekaterini Angelis	5,000.005%		0.000	0.000%
Thodoros Dimitriou	150,000.15%		0.000	0.000%
Evanggelia Garoufalakis	5,000.005%		0.000	0.000%
Maria Katsouris	10,000.01%		0.000	0.000%
Zoi Kouvaris	5,000.005%		0.000	0.000%
Varvara Katsouris	5,000.005%		0.000	0.000%
Maria Lianeas	5,000.005%		0.000	0.000%
Giannis Lianeas	5,000.005%		0.000	0.000%
Eleni Makrigiannis	9,960.001%		0.000	0.000%
Panagiotis Makrigiannis	10,000.01%		0.000	0.000%
Stamatis Makrigiannis	10,000.01%		0.000	0.000%
Elenna Manolarakis	8,000.008		0.000	0.000%
Despoina Ragkousi	5,000.005%		0.000	0.000%
Kostas Scouteris	10,000.01%		0.000	0.000%
Kostas Scouteris	10,000.01%		0.000	0.000%
Paraskevi Tsochlas	10,000.01%		0.000	0.000%
Ourania Tsoumeleka	5,000.005%		0.000	0.000%
Ioannis Vidalis	15,000.15%		0.000	0.000%
Pinelopi Voulgaris	15,000.15%		0.000	0.000%
Abdulla Ghnem Kaddas Al Romaithi	10,000.01%		0.000	0.000%
Faisal Ahmed Abdulla Mohamed Saif Al Mazrouei	10,000.01%		0.000	0.000%
Khalfan Rashed Ahmed Rashed Al Mansoori	10,000.01%		0.000	0.000%
Shaikha Manea W/O Abdulla Gh Al Romaithi	10,000.01%		0.000	0.000%
Mayed Saeed Saif Manea Alromaithi	10,000.01%		0.000	0.000%
Mohammad Ahmad Nasser Hussain Alghanem	10,000.01%		0.000	0.000%
Thani Abdulla Ghnem Kaddas Al Rumaithi	10,000.01%		0.000	0.000%
Gavriil Bakatsas	15,000.015%		0.000	0.000%
Michael G. Mpitsos	5,000.005%		0.000	0.000%
Michael T. Williams	142,786.5%		0.000	0.000%	Counsel
Abdulla Al Romaithi	150,000.52%		650,000.022		Employee
Ahmed Hammouda	150,000.52%		150,000.0052		Employee
Total	1,392,246	4.87%	800,000	0.028%

[1]   All shares owned by each selling shareholder are being registered and, if sold, no selling shareholder will own any of our stock after this offering.

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside outside the U.S. or in the above states, except Illinois and California. We will make the appropriate filings in Alabama and Illinois, and comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,392,246 shares of common stock. The selling shareholders will offer their shares at $0.85 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds of the sale of these securities. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

EXPERTS

The balance sheet as of April 30, 2008, and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from April 14, 2008 (Inception) through April 30, 2008 included in this Prospectus have been audited by Salberg & Company, P.A., an independent registered public accounting firm, to the extent set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 142,786 shares of our common stock being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year and until his successor is elected and qualified or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

James Clark Beattie Emanuel Pavlopoulos Nour Lawand Dimitrios Ioannidis	63 19 44 40	Chief Executive Officer President, Director, Founder COO, Director Exec VP, Director

Emanuel Pavlopoulos has been our President and Director since inception in April 2008. From September, 2008 to date, he has been a student at Penn State University. From 2002 to June, 2008 he was a student at NorthStar Academy, based in Colorado Springs, Colorado.

James Clark Beattie joined us in May 2008 as Chief Executive Officer and continues in that position. From February 2001 to May 2008, he was Executive Director of DBM Computers, which conducted geographic information services studies. From February 2000 to February 2001, he was Vice President of Geosolutions, which provided geographic information services and consulting. In April1969 he received a B.Sc. Surveying Engineering from University of New Brunswick.

Dimitrios I. Ioannidis joined us in May 2008 as Executive Vice President and Director and continues in those positions. From April 2000 to May 2008, he was Regional Sales Director for Tyco Electronics/AMP Netconnect, a telecom vendor. From June 1994 to March 2000, he was Project Manager and Network Designer of FNTELAX1S Co, a telecom service provider and network installer. He holds a Diploma in Electrical Engineering from University of Piraeus GRE.

Nour Lawand joined us in May 2008 as COO and Director and continues in those positions. From April 1999 to April 2008, he was Regional Sales Director of Lucent Technologies, a telecom vendor. He holds a license as; BSEE in Electrical Engineering from University of North Carolina at Charlotte.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, or banking activities; and

•
Being found, by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this Memorandum, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, our directors, and our executive officers, and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below, regarding beneficial ownership of our voting securities, has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has, or shares, the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one person may be deemed to be a beneficial owner of the same securities.

The percentage of beneficial ownership by any person, as of a particular date, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is East West Corporate Center, 1771 West Diehl Road, Suite 330, Naperville Illinois, 60563.

Shareholders	# of Shares	Percentage
Emanuel Pavlopoulos	25,000,000	87.55%
Nour Lawand	580,000	2.03%
Dimitrios Ioannidis	180,000.63%

All officers and directors as group [4 persons]	26,360,000	92.32%

[This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 28,557,246 shares of Common Stock outstanding as of July 31, 2008.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws are available for inspection upon request.

Common Stock

We have 100,000,000 authorized shares of Common Stock with a $.0001 par value. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any shareholders' meeting. Holders of our shares of Common Stock do not have cumulative voting rights.

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our Common Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption, or sinking fund provisions. Upon our liquidation, dissolution, or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There is no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Preferred Stock

The Company is authorized to issue 50,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $.0001 per share. As of the date of this registration statement, there are no Preferred Shares outstanding.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine. The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Articles and Bylaws, subject to the provisions of Nevada law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he/she reasonably believed was in the best interest of the corporation. Insofar, indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons. We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Universal Infotainment Systems Corporation was incorporated in Nevada on April 14, 2008. On April 14, 2008, we acquired our UNS system and underlying technology from Universal Global Corporation, an entity wholly-owned by Emanuel G. Pavlopoulos, our Chairman and CEO. Under the assignment agreement, Universal Global Corporation assigned all rights, title and interest in the UNS system to the Company for its further development and commercialization. There was no consideration required to be paid by the Company in exchange for the UNS system.

Business

We will sell what we call UNS Infotainment Systems for use in passenger, commercial governmental agency vehicles. UNS Navigation and Display Engine, combines Aerial & Satellite Imagery/photographs rather than traditional grid map displays, with communications capabilities for 3G Communications Audio/Video, Internet Browsing, E-mail, Fax, and similar functions available today on many cellular telephones. We call this combination of services “Infotainment.”

We will offer three lines of products:

•	UNS Personal Infotainment and Navigation System.
o	This system contains our basic system features for personal use.

•	UNS Fleet Management and Tracking Application which we market under the name “UNS FMTS.”
o
This system combines the features found in our personal infotainment system with additional software and hardware allowing real time tracking and video from the commercial vehicle and scheduling data such as whether the vehicle is on schedule.

•	Stealth and covert monitoring systems - TS
o	Two-way communications capabilities linked to a Monitoring and Support Center with trained staff on duty 24 hours a day, seven days a week.
o
This system is available only to law enforcement, homeland security and similar agencies that have the legal right to bug and track vehicles suspected of being involved in criminal activity. In other respects, it is similar to the FMTS system.

Other Features

We offer 911 emergency notification services similar to that offered by General Motor’s OnStar® system at no charge. We offer Video calling but only between persons both using our system.

Our System is wired into to a vehicle’s basic functions such as Drive Gear, Reverse Gear, Brake and Speed sensing areas. For safety purposes, the vehicle must be stopped for system to system Video call, connect to the internet, and watching movies from the driver panel screen.

Technology in Our Systems

UNS uses Satellite and or Aerial photography imagery maps that are much more intuitive and informative than existing color map displays. Also, unlike current systems, our maps are updated in a central data base and downloaded to the hard drive of our systems, eliminating the need for using CD’s to input mapping data.

Our system is equipped with what is known as 3G technology. Although just coming into service in the U.S., 3G offers higher speed and greater data transmission wireless communications capabilities than those currently in use today on cellular products. This technology will work anywhere in the world, unlike most current technologies which require the user to switch hardware for use in different countries. Our system will, however, operate on lower technology, non G-3 existing wireless communications networks that are used in cellular phone communication in the U.S. and elsewhere.

Our products have proprietary software/hardware that provide the positioning, navigation, video and map display and control the communications functions. We use a unique approach to displaying the map and determining the vehicle location such that the vehicle is always centered in the screen within centimeters of its position as shown relative to the image details, effectively providing lane level accuracies. Because of the unique approach for managing the map and navigation data, the user does not have to worry about loading and/or changing CD/DVD.

Our proprietary navigational engine UNS Navi runs the product in whole to be able to show real time travel - no blipping or jerking- and allows UNS display on the screen to zoom-out and in, without the refreshing and breaking-up on the image display as Google or others do. It also allows the navigational function to continue to run while the user is using the communications functions.

Pricing

We anticipate that our Consumer UNS Infotainment system will be approximately $1,700.

Additional Costs Borne by the Customer

Our system contains technology that enables our customers to use existing wireless networks for data and voice transmission. However, the customer will have to pay airtime and similar costs themselves, much as they do with existing cellular phones. To make this work in our system, the customer will need to provide the installation facility with a SIM card from their choice of provider. The installer will install this SIM card in the 3G UMTS/CDMA/WCDMA/GPRS/GSM PCMCI CARD provided with the system at no extra cost and the customer will have access the communication capabilities of 3G technology, where available.

The customer must buy separately the display screen used in the vehicle, at a cost estimated to be between $250 to $1,000 depending upon size and quality of the screen.

Via our proprietary SOS Software included in the UNS unit that the consumer purchases, the consumer will have access to the 911 emergency services via Audio/Video. The customer will, however, pay separately for non emergency information requests.

We intend to update our maps 2 to 3 times each year. These updates are loaded directly into the hard drive of our product using wireless communications. For the first two years, we will provide these services for free. Thereafter, we will charge a nominal subscription fee per year which will provide the consumer with extended software/hardware warranty and free Up-dates including the UNS help” via the in vehicle screen. SOS Software and implementation will always be free of charge to any UNS user.

Product Development Status

There have been approximately100 prototype UNS systems operating in the United Arab Emirates. None of these products were sold and we have not generated any revenues from these prototypes. These prototypes were manufactured in Taiwan under the direction of Universal Global Corporation, the affiliate that assigned all rights, title and interest in the UNS system to the us upon formation for further development and commercialization.

In order to be able to sell our products in the United States, we need to:

•	Complete the photo maps, including graphic clean up for such things as eliminating pictures of other vehicles on the roadway.
o	We are in the process of securing a written understanding with Navteq and Tele Atlas to supply the North America navigable data required and imagery if need be.
o	We have only completed mapping of one local area in Michigan
o
We intend to commence the production of specific regional US areas such as the East Coast and the West Coast, while IL, MO, AR, MIN, TX, WI, OH and other Midwestern states should be finished by the end of 2009 with the rest of United States to follow.

•	Manufacture the Product
o	We have established relationships with manufacturers in Taiwan to manufacture our products. All products will be manufactured on a purchase order basis.

•	Establish a Retail Sales and Installation Network
o	We have held preliminary discussions with retailer/installers but have no contracts in place for this service.

•	Support Centers

o
Our initial support center in Illinois is operational. We anticipate opening up to six additional support centers that we will develop as we roll the product out and have map capabilities in the geographic areas where the centers will be located. First there is the Naperville, IL center for the central region of the U.S. As we proceed to the date of releasing the system to the US regions, more support centers will be created in each of the corresponding regions. Atlanta in the South/East, Texas in the South/West, San Diego in the West Coast/Pacific, Montana and/or N Dakota for the Mountain Region, and Pennsylvania or Delaware for the East Coast.

We estimate the costs to finish these steps to be $350,000. Our timing estimates are based upon raising sufficient capital and it taking approximately 6 to 9 months thereafter.

International Product Sales

We contemplate also rolling out our products in United Arab Emirates, or UAE, at the same time as in the U.S.

In the UAE, we are more advanced in the sales cycle in that:

•	Photo maps have been completed, including graphic clean up for such things as eliminating pictures of other vehicles on the roadway.
o	We are in the process of securing written agreements with Space Imaging Middle East (SIME) and Navteq to supply these maps on an on-going basis.

•	We are in the process of securing the necessary Sales and Installation agreements in the United Arab Emirates.

The remainder of the sales cycle process is the same as in the U.S.

Commercial Vehicle called Fleet Management Tracking and Surveillance - FMTS

This product contains functions similar to our consumer product; however this application is specifically designed for Fleet Management and Tracking, which in itself functions in a different environment, allowing the Fleet companies to monitor amongst many other requirements they any have on a individual need basis:

•	Speed
•	Oil Pressure
•	Fuel available-fuel consumption
•	Seat pressure
•	position and “on” Seatbelt confirmation
•	Door opening for Driver and or passenger
•	Tire pressure
•	air Brakes Systems functionality
•	Water temperature,
•
Erratic driving (because they monitor real time and when the set parameters for this are violated, then an alarm is shown on the dispatchers screen to activate visual to that vehicle. The same happens when any vehicle veers-off the scheduled route.)

Two way communications with the driver of the vehicle are included in this package allowing Audio/Visual with the cabin, while 2 extra other cameras will allow the monitoring station –dispatcher- to see in front of the vehicle and in the rear trailer/compartment/bay of the vehicle and engine “shut-off” option.

The specially designed Trapezia multi screen Unit with the whole monitoring application is provided for the customer in this package. In addition to the above we work with the client to simply add on to the application any additional requirements they may have.

Pricing

We anticipate that price of our base FMTS system will be approximately $10,000 for in-house software and hardware at the customers monitoring center. The equipment in each vehicle can range from $2,000 to $3,500 depending upon the customer’s requirements.

Additional Costs Borne by the Customer

For FMTS, we will charge $2,000 per year or more depending upon the customer’s requirements for back up and after warranty services.

We will provide monitoring services under the terms of service contracts which provide monthly recurring revenue to us. Typically these contracts will have an initial period of one to five years. The amount of revenues derived from monitoring services is based on customer options for monitoring and control functions, such as monitoring movement of vehicles in a fleet, providing timely response to emergency button activation or the ability to disable a vehicle. The cost for this service will be $2,000 per year or more depending upon the customer’s requirements for this service.

We also will provide the client with the ability to use our servers as a backup/mirror of their system and use our server in case their system experiences service interruptions for approximately $2,000 per year or more depending upon the customer’s requirements for this service.

Product Development Status

We have currently only one prototype in operation.

Although we will sell the FMTS product through distributors, we anticipate that our field Inspectors will be at hand for monitoring in-vehicle Installations, Quality Control and for assurance purposes.

The product development steps and costs to bring this product to market are the same as for our commercial UNS System.

Tracking and Surveillance System for Governmental Agencies Only - TS

This version of our product affords Government/Police/Homeland Security agencies to monitor live down to two inch accuracy in actual vehicle position, any one they wish to monitor. From a bank robber to a suspected threat to the city/border security/national security, while the individual has no way of knowing that they are been monitored simply because, the surveillance is taking place via specially available transmitting devices, transmitting the position of the suspect live and real time to the monitoring center and that of the pursuing vehicles screens. This allows for on-time decisions to be made as to the apprehension of the suspects to when, where and also giving ample time for decisions such as deploying back-up. The suspect has no clue of what is happening, because they never saw a vehicle following them, or have heard any helicopters hovering above trying to locate their exact position based on current triangulation methods.

We also offer a “Bait Car” solution for Law enforcement to deploy in aiding the fight against auto theft—a car with an integrated tracking device can be left unattended and we can notify law enforcement if the vehicle moves.

Pricing

We anticipate that price of our base TS, or tracking and surveillance system will be approximately $45,000 at the station monitoring facilities. For hardware and software, and for field equipment/installation, costs can run up to $3,000 per vehicle, all depending on the type of monitoring required which is specified by the client.

We anticipate that the customer will provide their own service and support systems, to the extent that UNS TS is designed to enhance their present operations.

Product Development Status

We have currently completed software development but have no prototype in operation.

We will sell the TS product directly and not through distributors, and we will as in the FMTS Version of UNS monitor field equipment installation procedures, to assure proper quality of workmanship for UNS TS operating in the field. The necessary hardware and software for the monitoring facility for TS will be installed by us and training will also be part of the sales package.

The product development steps and costs to bring this product to market are the same as for our commercial UNS System.

Warranties

We only warranty equipment we provide and software for a 24 month period.

Intellectual Property

We have no intellectual property except for our trademarks for which we have applied and the technology we acquired upon our formation. To prevent stealing/copying the technology used in our product, we have built numerous fail safes in the software and hardware, not only to protect our technology, but also to protect the rights of the UNS user as to the personal information of the consumer contained within the unit’s built-in hard-drive. One of the most effective fail safes built into the device is: If the device is opened, unplugged or removed, the hard drive with all of our proprietary data and software is all wiped out, including all information of the user.

Regulation

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by United States governmental agencies, including the Federal Communications Commission, Department of Defense, Department of Commerce, or the State Department. These regulations may impose licensing requirements, privacy safeguards relating to certain subscriber information, or safety standards, for example with respect to human exposure to electromagnetic radiation and signal leakage. A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, wireless communications and GPS technology, including on-line content, user privacy, taxation, access charges and liability for third-party activities. Additionally, it is uncertain how existing laws governing issues such as taxation on the use of wireless networks, intellectual property, libel, user privacy and property ownership will be applied to our navigation/communication solutions. The adoption of new laws or the application of existing laws may expose us to significant liabilities and additional operational requirements, which could decrease the demand for our navigation/communication solutions and increase our cost of doing business.

Wireless communications providers who supply our customers with airtime are subject to regulation by the Federal Communications Commission, and regulations that affect them could also increase our costs or limit our ability to provide navigation/communication solutions.

Competition

We face strong competition for our navigation/communication products, and this competition is expected to increase in the future. Current players in the vehicle navigation market include OEM delivered systems (BMW, Mercedes, Lexus, and GM) as well as several add-on suppliers (Nokia, Tom-Tom, Alpine, Kenwood). We are a small, start up participant in the market.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. If we are unable to compete successfully, our business may suffer and our sales cycles could lengthen, resulting in a loss of market share or revenues.

We compete primarily on the basis of functionality, integration capability, and deployment expertise, ease of use, quality, price, service availability, and customer service. These are mainly focused on the PDA solution or DVD based players that are supplied as additional equipment for the vehicle. Performance of these systems is limited due to the technology choice and capability of the vehicle interface and installation. Universal will offer support services such as a 24/7 call center, as a standard feature. Most systems either don’t offer this level of support or they offer it as an optional cost item.

As the demand for navigation/communication products increases, the quality, functionality, and breadth of competing products and services will likely improve and new competitors will likely enter our market. In addition, the widespread adoption of industry standards and the deployment of high-speed wireless data networks may make it easier for new market entrants or existing competitors to improve their existing products and services, to offer some or all of the products and services we offer or may offer in the future, or to offer new products and services that we do not currently offer. We also do not know to what extent navigation/communication products competitors will develop competing products, including devices developed internally or through captive suppliers.

Research and Development

We did not incur any research and development expenses in our initial fiscal year.

Employees

As of July 31, 2008, we have only 6 employees, 4 members of management, 2 sales/market executives.

PLAN OF OPERATIONS

Since our inception, we have devoted our activities to the following:

•	Securing our agreements with the necessary third party data providers with regards to our Product
•	Developing our marketing strategy
•	Created our prototype hardware equipment necessary to the UNS concept
•	Securing the required manufacturing planning and implementation of our proprietary hardware in Taiwan ROC

•	Determining the market for our products and our manufacturing activities;
•	Developing a marketing plan; and
•	Networking and indentifying future customers and projects.

Development Stage Operating Expenditures

Development stage operating expenditures during the period from inception on April 14, 2008 to July 31, 2008 were $35,411, which consisted primarily of selling, general and administrative expenses related to our formation and legal, accounting and other fees related to our formation and this offering.

Financial Condition, Liquidity and Capital Resources

Our principal capital resources have been acquired through the sale of shares of our common stock and advances from our founder.

At July 31, 2008, we had total assets of $152,417 consisting of cash, property and equipment, prepaid expenses, deposits and intangibles.

At July 31, 2008, our total liabilities were $60,693, consisting of $59,953 due Mr. Pavlopoulos and deferred rent.

Plan of Operations

We anticipate taking the following actions during the next 12 months:

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Purchase office furniture and computers	Hire employees and begin training	By December 15th 2009	$ 60,000

Software from Microsoft and GIS software providers including Advance Graphics Corporate editions from Maya, Adobe, and others.	Locate appropriate vendors to purchase the software’s needed.	By January 15th 2009 2-3 months	$ 470,000
Formation and set up of company and lab in Taiwan ROC	Find and lease location for company offices & laboratory purchase equipment, and hire employees.	By February 1st 4 months	$ 540,000

Contract out the various Components needed in creating the UNS Hardware in Taiwan ROC	Choose among the 30 OEM factories those that can produce the UNS Hardware in our time table.	Begin By March 1st 2008. Confirm, approve software/hardware interface by: May 1st 2009

Start Operations on the development of the North America module of UNS	Sign Imagery and Navigable Data contracts with vendors, begin processing	2-4 months	$ 647,385 (This cost covers staff labor on the USA images and USA office expenses)

Start Marketing Phase	Develop Sales Materials, Start Mailings and Product Presentations	By February 28th 2009 Completion expected By: May 30th 2009	$ 450,000

Begin testing of the North America UNS Module	Test hardware and software, prepare the UNS calling centers, field test UNS, present UNS to the OEMs.	Expect this to be completed By: July 1st 2009	$ 10,000

Begin production of Hardware for the Middle East in Taiwan	Test Hardware Load software and deliver to the Distributor In the Middle East	2-3 months	$ 1,368,000

Order UNS Hardware from UISC TW for the USA market, begin by placing 3,000 units in the market via pre-contracted Electronics Distributors	Finish and Ship UNS to USA Work with distributors - set the logistics for the distribution Channel, begin trade shows presence, media, and print advertising.	4 Months Deliver to USA distributors on August 10th 2009	Cost for initial 3000 Units To USA expected at: $2,750,000

Contract with national brands distributors	Offers premiums in marketing and sales to each major Electronics Distributor in each State so that market penetration be achieved.	2-4 months (October 2009)	$ 100,000

Cash Requirements

We intend to provide funding for our activities, if any, through a combination of the private placement of its equity securities, the public sales of equity securities and borrowing from commercial lenders or our president. Our president has orally agreed to provide us necessary funding to maintain minimal operations and fund the cost of our becoming a public company at interest of 5%, payable upon demand. At July 31, 2008, the amount advanced was $59,953. He also has indicated that he will make further cash infusions as required. We have no agreement, commitment or understanding to secure any such funding from any other source.

As of the date of this Prospectus, we have sufficient funds to maintain minimal operations.

There is uncertainty regarding our ability commence operations of our remediation business plan without additional financing.  We have a history of operating losses, limited funds and no agreements, commitments or understandings to secure additional financing except as set forth above. Our future success of is dependent upon our ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our financial position, results of operations and its ability to continue in existence.

Commitments

On July 15, 2008, we entered into a sub-lease agreement with Universal Global Corp. whose President is Emanuel Pavlopoulos, our president, for corporate offices under terms of a non-cancelable operating lease. The lease term is from July 16, 2008 through October 31, 2013 and requires an escalating monthly lease payment over the term of the lease ranging from $3,149 to $3,615. The lease requires a $7,231 security deposit.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

On July 15, 2008, we entered into a sub-lease agreement with Universal Global Corp. whose President is Emanuel Pavlopoulos, our president, for corporate offices under terms of a non-cancelable operating lease. The property is 2,799 sq. ft, East West Corporate Center 1771 West Diehl Road Suite 330, Naperville, IL 60653. The lease term is from July 16, 2008 through October 31, 2013 and requires an escalating monthly lease payment over the term of the lease ranging from $3,149 to $3,615. The lease requires a $7,231 security deposit.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 14, 2008, the Company acquired its UNS system and underlying technology from Universal Global Corporation, an entity wholly-owned by the Company’s founder. Under the assignment agreement, Universal Global Corporation assigned all rights, title and interest in the UNS system to the Company for its further development and commercialization. There was no consideration required to be paid by the Company in exchange for the UNS system. The assets were recorded by the Company at their historical cost basis to Universal Global Corporation of zero.

As of April 30, 2008, the Company owed one of its officers $1,885 for initial startup costs paid on behalf of the Company. Subsequent to April 30, 2008 and as of July 31, 2008, the Company owed the same officer an aggregate of $59,953, which was comprised of additional costs the officer paid on behalf of the Company and a $49,500 cash loan to the Company made by the officer. The balance of the Due to Officer account bears interest at a rate of 5%.

On July 15, 2008, we entered into a sub-lease agreement with Universal Global Corp. whose President is Emanuel Pavlopoulos, our president, for corporate offices under terms of a non-cancelable operating lease. The lease term is from July 16, 2008 through October 31, 2013 and requires an escalating monthly lease payment over the term of the lease ranging from $3,149 to $3,615. The lease requires a $7,231 security deposit.

Future minimum lease payments are as follows for the years ending April 30:

Total

2009	$29,504
2010	37,268
2011	37,268
2012	37,268
2013	37,268
Thereafter	18,633

Total	$197,209

Except as set forth above, we have not entered into any material transactions with any director, executive officer, promoter, beneficial owner of five percent or more of our shares, or family members of such persons since our inception.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our Common Stock under Rule 144

There are 2,192,246 shares of our common stock held by non-affiliates, both employees and non-employees, and 26,359,940 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

1,092,246 of our shares held by non-affiliates/non-employees and 300,000 shares held by non-affiliate employees are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 71 shareholders of record of our Common Stock.

Dividends

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through April 30, 2009, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on April 30, 2009. If we subsequently decide to cease filing reports, our securities can no longer be quoted on the OTC Bulletin Board. We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Compensation Agreements

We have entered into employment arrangements with our officers and directors and written employment agreements with our significant employees as follows:

Annual Compensation

•	James Clark Beattie	$125,000
•	Emanuel Pavlopoulos	$115,000
•	Nour Lawand	$80,000
•	Dimitrios Ioannidis	$70,000

UIC Shares

•	Clark Beattie - 600,000 Shares Common
•	Nour Lawand - 580,000 Shares Common
•	Dimitrios Ioannidis - 180,000 Shares Common

Common Provisions in all written Agreements

•	These agreements are not effective and salary is not payable until we are a public company and we have secured at least $4,000,000 in capital funds.
•	Employment is for a term of five years.
•
Employees’ employment may be terminated at any time, and for any reason, by either party upon not less than 15 days prior written notice to the other party. We have the right to effect such termination at will, with or without Reasonable Cause or Good Reason, as defined in the agreement.

•
Employees’ agree that during the term of employment and for the period of sixty months immediately following the termination of employment, Employee will not, directly or indirectly, for Employee, or on behalf of others, as an individual on Employee's own account, or as an employee, agent, or representative for any other person, partnership, firm, or corporation compete with our business Globally.

Other Benefits

•	A car allowance as determined by the Board of Directors. This shall be based on a per need basis, as determined by our Board of Directors.
•	A Stock Option plan shall be put in place as determined by the Board of Directors. This shall be based on performance, productivity, and new business ventures and development.

Board of Directors

Members of our Board of Directors do not receive compensation for their services as Directors.

Universal Infotainment Systems Corporation

Financial Statements

For the Period From April 14, 2008 (Inception) to April 30, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:
Universal Infotainment Systems Corporation

We have audited the accompanying balance sheet of Universal Infotainment Systems Corporation (a development stage company) as of April 30, 2008 and the related statements of operations, changes in stockholders' deficit, and cash flows for the period from April 14, 2008 (Inception) to April 30, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Universal Infotainment Systems Corporation as of April 30, 2008 and the results of its operations and its cash flows for the period from April 14, 2008 (Inception) to April 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company reported a net loss and cash used in operating activities of $510 in the period from April 14, 2008 (Inception) to April 30, 2008 and as of April 30, 2008 was a development stage company with no revenues or cash. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
September 30, 2008

2

Universal Infotainment Systems Corporation
(a development stage company)
Balance Sheet
April 30, 2008

ASSETS

Total Current assets	$-

Intangible assets	1,375

Total assets	$1,375

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilites
Due to officer - related party	$1,885

Total current liabilities	1,885

Stockholders' deficit
Preferred stock, $.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-
Common stock, $.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding	-
Deficit accumulated during the development stage	(510)

Total stockholders' deficit	(510)

Total liabilities and stockholders' deficit	$1,375

See Accompanying Notes to Financial Statements

3

Universal Infotainment Systems Corporation
(a development stage company)
Statement of Operations
For the Period from April 14, 2008 (Inception) to April 30, 2008

Revenues	$-

Operating expenses
Administrative expenses	510

Net loss	$(510)

Basic and diluted net loss per share	$-

Basic and diluted weighted average common shares outstanding	-

See Accompanying Notes to Financial Statements

4

Universal Infotainment Systems Corporation
(a development stage company)
Statement of Changes in Stockholders' Deficit
For the Period from April 14, 2008 (Inception) to April 30, 2008

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Deficit

Balance at April 14, 2008 (Inception)	-	$-	$-	$-	$-

Net loss	-	-	-	(510)	(510)

Balance at April 30, 2008	-	$-	$-	$(510)	$(510)

See Accompanying Notes to Financial Statements

5

Universal Infotainment Systems Corporation
(a development stage company)
Statement of Cash Flows
For the Period from April 14, 2008 (Inception) to April 30, 2008

Cash flows from operating activities:
Net loss	$(510)
Adjustment to reconcile net loss to net cash used in operating activities:

Net cash Used in operating activities	(510)

Cash flows from investing activities:

Net cash used in investing activities	-

Cash flows from financing activities:
Proceeds from officer loans - related party	510

Net cash provided by financing activities	510

Net increase (decrease) in cash	-

Cash, at inception	-

Cash, at end of year	$-

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-
Income taxes	$-

Supplemental schedule of non-cash investing and financing activites:
Officer's payment of intangible costs	$1,375

See Accompanying Notes to Financial Statements

6

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 1 – Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Universal Infotainment Systems Corporation (UISC, we, us, our or, the Company) is a Nevada corporation with its principal corporate offices in Naperville, Illinois. Presently, the Company has acquired its completed UNS Infotainment Systems technology from an affiliated entity (Note 5) and is focusing its efforts on raising sufficient additional capital to allow it to enter into production agreements with potential manufacturing partners in order to begin the commercializing of its technology and products.

The UNS Infotainment Systems technology combines the Company’s proprietary GPS system with aerial photographs and audio and video communications capabilities for internet, e-mail, text messaging and similar functions available on many cellular telephones for use in passenger, commercial and governmental agency vehicles.

The Company is organizing its technology offerings into three main product lines: (1) UNS Infotainment and Navigation System for personal use, (2) UNS Fleet Management and Tracking Application for corporate use, and (3) Stealth and Covert Monitoring Systems for approved governmental agency use.

Summary of Significant Accounting Policies

Basis of presentation

The Company is presented as in the development stage as of April 30, 2008. To-date, the Company’s business activities during its development stage consist solely of corporate formation, technology acquisition, and raising capital.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements. Significant estimates in the accompanying financial statements include the valuation of intangible assets, valuation of common stock issued for services and the deferred income tax valuation allowance.

Cash and cash equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. At April 30, 2008, the Company had no cash equivalents.

Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements that extend the life of the asset are capitalized at cost. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income in the period of disposal. For financial reporting purposes, depreciation is provided on the straight-line method over the estimated useful lives of the depreciable assets.

7

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 1 – Nature of Operations and Summary of Significant Accounting Policies (continued)

Summary of Significant Accounting Policies (continued)

Intangible assets

Intangible assets consist of the costs associated with corporate trademark applications, which totaled $1,375 as of April 30, 2008. These assets have an indefinite life in accordance with the criteria in SFAS 142, “Goodwill and Other Intangible Assets” and accordingly, are not amortized. The Company will periodically evaluate the carrying amount of its intangible assets based on the projected undiscounted cash flows of its associated products.

Income taxes

Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future income taxes. The deferred tax assets and/or liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The components of the deferred tax asset and liability are classified as current and noncurrent based on their characteristics. Valuation allowances are provided for deferred tax assets based on management’s projection of the sufficiency of future taxable income to realize the assets.

Net loss per share

Basic net loss per common share (Basic EPS) is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share (Diluted EPS) is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding. At April 30, 2008, there were no common shares outstanding and no potential common shares outstanding (stock options or warrants). Therefore, Diluted EPS is identical to Basic EPS.

Stock-based compensation

Effective April 14, 2008 (Inception), the Company adopted SFAS No. 123 (R), entitled Share-Based Payment. This revised Statement eliminates the alternative to use APB 25’s intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. Under APB 25, issuing stock options to employees generally resulted in recognition of no compensation cost if the exercise price equaled or exceeded the fair value of the stock on the measurement date. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards.

Fair value of financial instruments

The Company’s financial instruments, including amounts due to its officer, are carried at historical cost basis. At April 30, 2008, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

8

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 1 – Nature of Operations and Summary of Significant Accounting Policies (continued)

Recent accounting developments

The Financial Accounting Standards Board (“FASB”) has recently issued several new accounting pronouncements, which may apply, to the Company at present, or in the proceeding months as operations expand.

In 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 Accounting for Income Taxes.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of April 14, 2008, as required.

The current Company policy classifies any interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as selling, general and administrative expense. There were no interest or selling, general and administrative expenses accrued or recognized related to income taxes for the year ended April 30, 2008. The Company has not taken a tax position that would have a material effect on the financial statements or the effective tax rate for the year ended April 30, 2008 under FIN 48. It is determined not to be reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease since the Company’s adoption of this policy.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. The requirements of SFAS 157 are first effective for the Company’s fiscal year beginning May 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, the Company’s adoption of this standard on May 1, 2008, is limited to financial assets and liabilities. The Company does not believe the initial adoption of SFAS 157 will have a material effect on its financial condition or results of operations. However, the Company is still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore has not yet determined the impact that it will have on the Company’s financial statements upon full adoption.

9

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 1 – Nature of Operations and Summary of Significant Accounting Policies (continued)

Recent accounting developments (continued)

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) 110 Share-Based Payment. SAB 110 amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of the expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008 which the Company adopted upon its inception. The Company currently uses the “simplified” method to estimate the expected term for share option grants to employees as it does not have enough historical experience to provide a reasonable estimate. The Company will continue to use the “simplified” method until it has enough historical experience to provide a reasonable estimate of expected term in accordance with SAB 110. The Company does not expect SAB 110 will have a material impact on its balance sheet, statement of operations and cash flows.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141R, Business Combinations. Statement No. 141R modifies the accounting and disclosure requirements for business combinations and broadens the scope of the previous standard to apply to all transactions in which one entity obtains control over another business.

In December 2007, the FASB issued SFAS No. 160 Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, this Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is required to be adopted simultaneously with SFAS 141R and is effective for reporting periods on or after December 15, 2008. An earlier adoption is not permitted. Currently, the Company does not have any non-controlling interests and accordingly, the adoption of SFAS 160 is not expected to have a material impact on our financial position, cash flows or results of operations.

In February 2007, the FASB issued SFAS 159 which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The adoption of SFAS 159 on April 14, 2008 did not impact our financial position, cash flows, and results of operations.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  For the period from April 14, 2008 (Inception) to April 30, 2008 the Company had a net loss and cash used in operating activities of $510.  In addition, as of April 30, 2008 the Company was a development stage company with no revenues.

10

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 2 – Going Concern (continued)

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

In order to execute its business plan, the Company will need to raise additional working capital and generate revenues.  There can be no assurance that the Company will be able to obtain the necessary working capital or generate revenues to execute its business plan.

Management’s plan in this regard, include completing product development, generating marketing agreements with product distributors and raising additional funds through a private placement offering of Company common stock anticipated to commence within the second or third quarter of fiscal 2009. Subsequent to April 30, 2008, as discussed further in Note 6, the Company has raised an additional $95,446 of capital in private placements of its common stock through July 31, 2008.

Management believes its business development and capital raising activities will provide the Company with the ability to continue as a going concern.

Note 3 – Stockholders’ Equity

Capital Structure

On April 14, 2008, the Company was originally incorporated with 500,000,000 shares of common stock authorized with a $.0001 par value and 500,000,000 shares of preferred stock with a $.0001 par value. Subsequently, on July 17, 2008, the Company amended its articles to 100,000,000 shares of common stock authorized with a $.0001 par value and 50,000,000 shares of preferred stock with a $.0001 par value.

All references in the accompanying financial statements to the number of common and preferred shares, par values and per share amounts have been retroactively adjusted to reflect these amendments.

Note 4 – Income Taxes

The Company has incurred net losses since inception. The Company has not reflected any benefit of such net operating loss carry forward in the accompanying financial statements.

The income tax benefit differed from the amount computed by applying the US federal income tax rate of 34% to net loss as a result of the following:

11

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 4 – Income Taxes (continued)

2008
Computed expected tax benefit	(34.0)%
State income tax	(6.2)
Change in tax rate apportionment	19.0
Change in valuation allowance	21.2

Income tax benefit	-%

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of April 30, 2008 is presented below:

Deferred Tax Assets:	2008
Organizational start-up costs	$200
Valuation allowance	(200)

Net deferred tax assets	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible.

Based upon the lack of historical taxable income and uncertain projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will not realize the benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the net deferred tax assets aggregating $200 as of April 30, 2008.

At April 30, 2008, the fiscal year 2008 income tax returns remain subject to examination by federal and state jurisdictions.

Note 5 – Related Party Transactions

On April 16, 2008, the Company acquired its UNS system and underlying technology from Universal Global Corporation, an entity wholly-owned by the Company’s founder. Under the assignment agreement, Universal Global Corporation assigned all rights, title and interest in the UNS system to the Company for its further development and commercialization. There was no consideration required to be paid by the Company in exchange for the UNS system. The assets were recorded by the Company at their historical cost basis to Universal Global Corporation of zero.

12

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 5 – Related Party Transactions (continued)

As of April 30, 2008, the Company owed one of its officers $1,885 for initial startup costs paid on behalf of the Company. Subsequent to April 30, 2008 and as of July 31, 2008, the Company owed the same officer an aggregate of $59,953, which was comprised of additional costs the officer paid on behalf of the Company and a $49,500 cash loan to the Company made by the officer. The balance of the Due to Officer account bears interest at a rate of 5%.

See Note 6 (Subsequent events) regarding an operating lease agreement entered into with an affiliate of the Company.

Note 6 – Subsequent Events

Operating lease

Subsequent to April 30, 2008, the Company entered into a sub-lease agreement with an affiliate entity whose President is also the President of the Company, for its corporate offices under terms of a non-cancelable operating lease. The lease term is from July 16, 2008 through October 31, 2013 and requires an escalating monthly lease payment over the term of the lease ranging from $3,149 to $3,615. The lease requires a $7,231 security deposit.

Future minimum lease payments are as follows for the years ending April 30:

Total

2009	$29,504
2010	37,268
2011	37,268
2012	37,268
2013	37,268
Thereafter	18,633

$197,209

Employment agreements

Effective May 2, 2008, the Company entered into various employment agreements with its President, Chief Executive Officer, Chief Operating Officer, and Executive Vice President. These agreements were amended on May 5, 2008 to defer the effective date of the employment agreement to a time when the Company is a publically traded entity and has secured a predetermined amount of capital.

Legal agreement

In May 2008, the company entered into an agreement where it is required to issue shares equal to 0.5% of the total issued and outstanding shares of common stock up until the time the company commences trading. Each anti-dilution issuance is accounted for and valued at the fair valued of the common stock at the anti-dilution issuance date.

13

Universal Infotainment Systems Corporation
(a development stage company)
Notes to Financial Statements
April 30, 2008

Note 6 – Subsequent Events (continued)

Common stock

During the period from May 1, 2008 through July 31, 2008, the Company issued 25,000,000 shares of its common stock to the founder at $.0001 per share for an initial capital balance of $2,500. An additional 954,460 shares of its common stock were issued at $.10 per share in a private placement raising an aggregate of $95,446 in July and August 2008.

In May 2008, the Company issued 2,597,300 shares of common stock for services rendered valued at $0.0001 per share or $260 based on the contemporaneous cash sale price to a founder. This issuance included 137,300 shares pursuant to the anti-dilution services agreement discussed above. In June 2008, pursuant to the anti-dilution services agreement discussed above, the Company issued 5,486 shares of common stock for services rendered with a value of $0.10 per share based on the contemporaneous cash sales price at the time of issuance. The total value of both stock grants totaled $808.

14

Universal Infotainment Systems Corporation

Financial Statements

For the Three Months Ended July 31, 2008 (unaudited)

TABLE OF CONTENTS

Page

Balance Sheet at July 31, 2008 (unaudited) and April 30, 2008	2

Statements of Operations for the three months ended July 31, 2008 (unaudited) and from Inception Date April 14, 2008 (Inception) to July 31, 2008 (unaudited)	3

Statement of Changes in Stockholders' Equity (Deficit) for the three months ended July 31, 2008 (unaudited) and from April 14, 2008 (Inception) to July 31, 2008 (unaudited)	4

Statements of Cash Flows for the three months ended July 31, 2008 (unaudited) and from April 14, 2008 (Inception) to July 31, 2008 (unaudited)	5

Condensed Notes to Financial Statements (unaudited)	6-9

Universal Infotainment Systems Corporation
(a development stage company)
Balance Sheets

	July 31, 2008
	(unaudited)	April 30, 2008
ASSETS
Current assets
Cash	$125,811	$-
Prepaid expenses	16,000	-

Total current assets	141,811	-

Property and equipment	2,000	-

Other assets
Deposits	7,231	-
Intangibles	1,375	1,375

Total other assets	8,606	1,375

Total assets	$152,417	$1,375

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Due to officer - related party	$59,953	$1,885

Total current liabilities	59,953	1,885

Deferred rent	740	-

Total liabilities	60,693	1,885

Stockholders' equity (deficit)
Preferred stock, $.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding at July 31, 2008 and April 30, 2008 respectively	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized; 28,557,246 shares issued and outstanding at July 31, 2008 and no shares issued and outstanding at April 30, 2008	2,856	-
Additional Paid in Capital	124,649	-
Deficit accumulated during the development stage	(35,781)	(510)

Total stockholders' equity (deficit)	91,724	(510)

Total liabilities and stockholders' equity	$152,417	$1,375

See Accompanying Unaudited Condensed Notes to Financial Statements

2

Universal Infotainment Systems Corporation
(a development stage company)
Statements of Operations

		From
		April 14,
	Three Months	2008 (Inception)
	Ended	to
	July 31,	July 31,
	2008	2008
	(unaudited)	(unaudited)

Revenues	$-	$-

Operating expenses
Administrative expenses	34,901	35,411

Loss from operations	(34,901)	(35,411)

Other income (expense)
Interest expense	(525)	(525)
Miscellaneous income	155	155

Total other (expense)	(370)	(370)

Net loss	$(35,271)	$(35,781)

Basic and diluted net loss per share	$-	$-

Basic and diluted weighted average common shares outstanding	27,819,074	27,819,074

See Accompanying Unaudited Condensed Notes to Financial Statements

3

Universal Infotainment Systems Corporation
(a development stage company)
Statement of Changes in Stockholders' Equity (Deficit)
For the Periods from April 14, 2008 (Inception) to April 30, 2008 and the Three Months Ended July 31, 2008 (unaudited)

				Deficit
				Accumulated
			Additional	During	Total
	Common Stock		Paid In	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity (Deficit)

Balance at April 14, 2008 (Inception)	-	$-	$-	$-	$-

Net loss	-	-	-	(510)	(510)

Balance at April 30, 2008	-	-	-	(510)	(510)

Issuance of common stock for cash	25,954,460	2,596	95,351	-	97,947

Issuance of common stock for services	2,602,786	260	548	-	808

Valuation of President's contributed services	-	-	28,750	-	28,750

Net loss three months ended July 31, 2008	-	-	-	(35,271)	(35,271)

Balances at July 31, 2008 (unaudited)	28,557,246	$2,856	$124,649	$(35,781)	$91,724

See Accompanying Unaudited Condensed Notes to Financial Statements

4

Universal Infotainment Systems Corporation
(a development stage company)
Statements of Cash Flows

		From
		April 14,
	Three Months	2008 (Inception)
	Ended	to
	July 31,	July 31,
	2008	2008
	(unaudited)	(unaudited)
Cash flows from Operating activities:
Net loss	$(35,271)	$(35,781)
Adjustment to reconcile net loss to net cash used in
operating activities:
Non-cash issuances of common stock	808	808
Non-cash issuances of President's contributed services	28,750	28,750
Changes in operating assets and liabilities:
Prepaid expenses	(16,000)	(16,000)
Deposits	(7,231)	(7,231)
Deferred rent	740	740

Net cash used in operating activities	(28,204)	(28,714)

Cash flows from Investing activities:
Purchase of property	(2,000)	(2,000)

Net cash used in investing activities	(2,000)	(2,000)

Cash flows from Financing activities:
Proceeds from officer loans	58,068	58,578
Proceeds from sale of common stock	97,947	97,947

Net cash provided by financing activities	156,015	156,525

Net increase in cash	125,811	125,811

Cash, beginning of period	-	-

Cash, end of period	$125,811	$125,811

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental schedule of non-cash investing and financing
activities
Officer's payment of intangible costs	$-	$1,375

See Accompanying Unaudited Condensed Notes to Financial Statements

5

Universal Infotainment Systems Corporation
(a development stage company)
Condensed Notes to Financial Statements
Three Months Ended July 31, 2008 (unaudited)

Note 1 – Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Universal Infotainment Systems Corporation (UISC, we, us, our or, the Company) is a Nevada corporation with its principal corporate offices in Naperville, Illinois. Presently, the Company has acquired its completed UNS Infotainment Systems technology from an affiliated entity (Note 5) and is focusing its efforts on raising sufficient additional capital to allow it to enter into production agreements with potential manufacturing partners in order to begin the commercializing of its technology and products.

The UNS Infotainment Systems technology combines the Company’s proprietary GPS system with aerial photographs and audio and video communications capabilities for internet, e-mail, text messaging and similar functions available on many cellular telephones for use in passenger, commercial and governmental agency vehicles.

The Company is organizing its technology offerings into three main product lines: (1) UNS Infotainment and Navigation System for personal use, (2) UNS Fleet Management and Tracking Application for corporate use, and (3) Stealth and Covert Monitoring Systems for approved governmental agency use.

The Company is presented as in the development stage as of April 30, 2008. To-date, the Company’s business activities during its development stage consist solely of corporate formation, technology acquisition, and raising capital.

Summary of Significant Accounting Policies

Basis of presentation of interim financial statements

The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations. Accordingly, these interim financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report for the period from April 14, 2008 (Inception) to April 30, 2008.

It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments and certain non-recurring adjustments) have been made that are necessary for a fair financial statement presentation. The results for the three month period ended July 31, 2008 are not necessarily indicative of the results that may be expected for the year ending April 30, 2009.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements. Significant estimates in the accompanying financial statements include the valuation of valuation of common stock issued for services, valuation of non-cash contributed services, and deferred income tax valuation allowance.

6

Universal Infotainment Systems Corporation
(a development stage company)
Condensed Notes to Financial Statements
Three Months Ended July 31, 2008 (unaudited)

Note 1 – Nature of Operations and Summary of Significant Accounting Policies (continued)

Summary of Significant Accounting Policies (continued)

Intangible assets

Intangible assets consist of the costs associated with corporate trademark applications which totaled $1,375 as of July 31, 2008. These assets have an indefinite life in accordance with the criteria in SFAS 142, “Goodwill and Other Intangible Assets” and accordingly, are not amortized. The Company will periodically evaluate the carrying amount of its intangible assets based on the projected undiscounted cash flows of its associated products.

Note 2 – Going Concern

The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  For the three months ended July 31, 2008 the Company had a net loss of $35,271 and net cash used in operations of $28,204.  In addition, as of July 31, 2008 the Company was a development stage company with no revenues and a deficit accumulated during the development stage of $35,781.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  These unaudited financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

In order to execute its business plan, the Company will need to raise additional working capital and generate revenues.  There can be no assurance that the Company will be able to obtain the necessary working capital or generate revenues to execute its business plan.

Management’s plan in this regard, include completing product development, generating marketing agreements with product distributors and raising additional funds through a private placement offering of Company common stock anticipated to commence within the second or third quarter of fiscal 2009.

Management believes its business development and capital raising activities will provide the Company with the ability to continue as a going concern.

Note 3 – Concentrations

Our financial instruments that are potentially exposed to credit risk consist primarily of cash. At certain times during the year our demand deposits held in banks exceeded the federally insured limit of $100,000. As of July 31, 2008, such amounts were in excess of FDIC insured limits by $23,811.

7

Universal Infotainment Systems Corporation
(a development stage company)
Condensed Notes to Financial Statements
Three Months Ended July 31, 2008 (unaudited)

Note 4 – Related Party Transactions

On April 16, 2008, the Company acquired its UNS system and underlying technology from Universal Global Corporation, an entity wholly-owned by the Company’s founder. Under the assignment agreement, Universal Global assigned all rights, title and interest in the UNS system to the Company for its further development and commercialization. There was no consideration required to be paid by the Company in exchange for the UNS system. The assets were recorded by the Company at their historical cost basis to Universal Global Corporation of zero.

As of July 31, 2008, the Company owed one of its officers an aggregate of $59,953, which was comprised of initial startup costs the officer paid on behalf of the Company and a $49,500 cash loan to the Company made by the officer. The balance of the Due to Officer account bears interest at a rate of 5%. Total accrued interest as of July 31, 2008, amounted to $525 and is included in Due to Officer – Related party in the accompanying unaudited financial statements.

On May 28, 2008, the Company entered into a sub-lease agreement with an affiliate entity whose President is also the President of the Company, for its corporate offices under terms of a non-cancelable operating lease. The lease term is from July 16, 2008 through October 31, 2013 and requires an escalating monthly lease payment over the term of the lease ranging from $3,149 to $3,615. Deferred rented totaled $740 as of July 31, 2008 in the accompanying unaudited financial statements.

Note 5 – Stockholders’ Equity

Capital structure

On April 14, 2008, the Company was originally incorporated with 500,000,000 shares of common stock authorized with a $.0001 par value and 500,000,000 shares of preferred stock with a $.0001 par value. Subsequently, on July 17, 2008, the Company amended its articles to 100,000,000 shares of common stock authorized with a $.0001 par value and 50,000,000 shares of preferred stock with a $.0001 par value.

All references in the accompanying unaudited financial statements to the number of common and preferred shares, par values and per share amounts have been retroactively adjusted to reflect these amendments.

Shares issued for cash

During the period from May 1, 2008 through July 31, 2008, the Company issued 25,000,000 shares of its common stock to the founder at $.0001 per share for an initial capital balance of $2,500. An additional 954,460 shares of common stock were issued at $.10 per share in a private placement, raising an aggregate of $95,446.

Shares issued for services

Pursuant to a legal agreement entered into in May 2008, the company is required to issue shares equal to 0.5% of the total issued and outstanding shares of common stock up until the time the company commences trading. Each anti-dilution issuance is accounted for and valued at the fair valued of the common stock at the anti-dilution issuance date.

In May 2008, the Company issued 2,597,300 shares of common stock for services rendered valued at $0.0001 per share or $260 based on the contemporaneous cash sale price to a founder. This issuance included 137,300 shares pursuant to the anti-dilution services agreement discussed above. In June 2008, pursuant to the anti-dilution services agreement discussed above, the Company issued 5,486 shares of common stock for services rendered with a value of $0.10 per share based on the contemporaneous cash sales price at the time of issuance. The total value of both stock grants totaled $808.

8

Universal Infotainment Systems Corporation
(a development stage company)
Condensed Notes to Financial Statements
Three Months Ended July 31, 2008 (unaudited)

Note 5 – Stockholders’ Equity (continued)

Contributed capital

For the Three months ended July 31, 2008, the Company’s President and founding shareholder has provided services to the Company without the expectation of receiving any compensating payment. The value of these services was estimated at $28,750, based upon an existing compensation contract with the President in which he has forgiven payments until such time as the Company has sufficient operating funds. Accordingly, the Company has recorded the value of these services as a charge to operations and a corresponding credit to Additional Paid in Capital in these accompanying unaudited financial statements.
9

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
UNIVERSAL INFOTAINMENT SYSTEMS SERVICES CORPORATION
Dated _____________, 2008

Selling shareholders are offering up to 1,392,246 shares of common stock. The selling shareholders will offer their shares at $0.85 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Systems Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$35
Legal Fees and Expenses	36,000
Accounting Fees and Expenses*	15,000
Miscellaneous	9,000

Total*	$60,035

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Upon formation, the Company issued 25,000,000 shares of its common stock to the founder at $.0001 per share for a cash consideration of $2,500.

In May 2008 and July 2008, the Company also issued 2,602,786 shares of common stock for services rendered to six service providers at a price of $.0001 per share for the 2,597,300 shares issued in May and $.10 for the 5,486 shares issued in July valued at $808 in the aggregate based on the various contemporaneous cash sales prices at the time of issuances.

An additional 954,460 shares of common stock were sold to 14 U.S. investors and 48 non-U.S. investors at $.10 per share in a private placement raising an aggregate of $95,446 cash in July and August 2008.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.

•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation of Universal Infotainment Systems Corporation

2	Bylaws of Universal Infotainment Systems Corporation

Item 4

1	Form of common stock Certificate of the Universal Infotainment Systems Corporation(1)

Item 5

1	Legal Opinion of Williams Law Group, P.A.

Item 10

1	Agreement for Acquisition of assets upon formation
2	Employment Agreement - Emanuel G Pavlopoulos
3	Employment Agreement - Nour Lawand
4	Employment Agreement - James Clark Beattie
5	Employment Agreement - Dimitrios Ioannidis
6	Employment Agreement Amendment - Emanuel G Pavlopoulos
7	Employment Agreement Amendment - Nour Lawand
8	Employment Agreement Amendment - James Clark Beattie
9	Employment Agreement Amendment - Dimitrios Ioannidis

Item 23

1	Consent of Salberg & Company, P.A.
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Chicago IL on 10/10/2008.

Universal Infotainment Systems Corporation

Title	Name	Date	Signature
Principal Executive Officer	Emanuel G. Pavlopoulos	10/10/2008	/s/ Emanuel G. Pavlopoulos

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Emanuel G. Pavlopoulos	Emanuel G. Pavlopoulos	Principal Executive Officer, Founder,Director, Principal Financial Officer and Principal Accounting Officer	10/10/2008
/s/ James Clark Beattie	James Clark Beattie	CEO	10/10/2008
/s/ Nour Lawand	Nour Lawand	COO, Director	10/10/2008
/s/ Dimitrios Ioannidis	Dimitrios Ioannidis	Executive VP, Director	10/10/2008